MINNETONKA CORPORATE CENTER

MINNETONKA, MINNESOTA

OFFICE LEASE AGREEMENT

BETWEEN

MINNETONKA WHITEWATER LLC, a Delaware limited liability company

(“LANDLORD”)

AND

ASPIRITY HOLDINGS LLC, a Minnesota limited liability company

(“TENANT”)

TABLE OF CONTENTS

1.	Basic Lease Information.	1
2.	Lease Grant.	3
3.	Adjustment of Commencement Date; Possession.	3
4.	Rent.	4
5.	Compliance with Laws; Use.	5
6.	Security Deposit.	5
7.	Project Services.	6
8.	Leasehold Improvements.	7
9.	Repairs and Alterations.	7
10.	Entry by Landlord.	9
11.	Assignment and Subletting.	9
12.	Liens.	10
13.	Indemnity and Waiver of Claims.	11
14.	Insurance.	11
15.	Subrogation.	13
16.	Casualty Damage.	14
17.	Condemnation.	14
18.	Events of Default.	15
19.	Remedies.	16
20.	Limitation of Liability.	16
21.	Relocation.	17
22.	Holding Over.	17
23.	Subordination to Mortgages; Estoppel Certificate.	17
24.	Notice.	17
25.	Surrender of Premises.	18
26.	Miscellaneous.	18

Exhibits:

A – Outline and Location of Premises

B – Operating Expenses and Taxes

C – Project Rules and Regulations

D – Commencement Agreement

E – Work Letter

F – Additional Provisions

G – Intentionally Deleted

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (including the exhibits attached hereto, the “Lease”) is made and entered into as of the _24th_ day of _March_, 2017, by and between MINNETONKA WHITEWATER LLC, a Delaware limited liability company (“Landlord”) and ASPIRITY HOLDINGS LLC, a Minnesota limited liability company (“Tenant”).

1.  Basic Lease Information.

1.01 “Project” shall mean the real estate located in the City of Minnetonka, County of Hennepin, State of Minnesota (the “Land”), commonly known as Minnetonka Corporate Center, comprised of 12800 Whitewater Drive (the “12800 Building”) and 12900 Whitewater Drive (the “12900 Building”), and all improvements of Landlord now or hereafter constructed on the Land or on or in any appurtenant easement or encroachment areas, except improvements which tenants may remove therefrom pursuant to the terms of their respective leases. “Rentable Square Footage of the Project” means, during any year, the rentable area of space held for lease as office space or retail space contained in the Project for such year, and is therefore subject to periodic adjustment by Landlord. As of the date hereof, the Rentable Square Footage of the Project is 139,622 square feet, comprised of 73,400 square feet in the 12800 Building and 66,222 square feet in the 12900 Building.

1.02 “Premises” shall mean the area shown on Exhibit A to this Lease. The Premises is located on the 2nd floor and known as suite 250 within the 12800 Building. The “Rentable Square Footage of the Premises” is presently deemed to be 7,200 square feet, comprised of 5,400 square feet (“Premises A”) and 1,800 square feet (“Premises B”, and together with Premises A, the “Premises”). Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Project and the Premises are correct.

1.03 “Base Rent”: Base Rent due with respect to Premises A is as follows:

Months of Term	Annual Rate/RSF	Annual Base Rent	Monthly Base Rent
1* – 12	$13.00	$70,200.00	$5,850.00
13 – 24	$13.50	$72,900.00	$6,075.00
25 – 36	$14.00	$75,600.00	$6,300.00
37 – 48	$14.50	$78,300.00	$6,525.00
49 – 60	$15.00	$81,000.00	$6,750.00
61 – 72	$15.50	$83,700.00	$6,975.00
73 – 84	$16.00	$86,400.00	$7,200.00
85 – 89	$16.50	$89,100.00	$7,425.00

*Subject to the provisions of Section 1 of Exhibit F to this Lease. Except with respect to such Section 1 of Exhibit F, in the event that the Commencement Date (defined below) is not the first day of a calendar month, Month 1 shall run from the Commencement Date through the last day of the following full calendar month.

Base Rent due with respect to Premises B is $11,700.00 per annum (i.e., $6.50 per rentable square foot per annum), payable in equal monthly installments of $975.00, but subject to the provisions of Section 1 of Exhibit F to this Lease, and further subject to increase in the event that Tenant exercises its Conversion Option (defined in and in accordance with the provisions of Section 6 of Exhibit F to this Lease).

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1.04 “Tenant’s Pro Rata Share”: is a fraction, the numerator of which for any year shall be the weighted average Rentable Square Footage of the Premises for such year, and the denominator of which is the Rentable Square Footage of the 12800 Building or the Project, as applicable, for such year. If the 12800 Building and/or the Project is not 100% occupied during any calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the same at any time during a calendar year, Operating Expenses (defined in Exhibit B to this Lease) shall, at Landlord’s option, be determined as if the same had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage thereof during that calendar year. The extrapolation of Operating Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the 12800 Building and/or the Project, as applicable.

1.05 “Term”: A period of 89 full calendar months, plus the number of days in the first month of the Term if such first month does not commence on the 1st day of a calendar month. Subject to Article 3, the Term shall commence on the earlier of June 1, 2017, or the date on which Tenant first commences business in any portion of the Premises (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on October 31, 2024 (the “Termination Date”). Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement agreement in the form attached as Exhibit D.

1.06 Intentionally Deleted.

1.07 “Security Deposit”: $29,350.00, as more fully described in Article 6.

1.08 “Guarantor(s)”: None

1.09 “Broker(s)”: * (Landlord) and Cresa Minneapolis (Tenant), as more fully described in Section 26.05 below.

1.10 “Permitted Use”: General office purposes and for no other purpose.

1.11 “Notice Address(es)”:

Landlord:	Tenant:
Minnetonka Whitewater LLC c/o Ryan Companies US, Inc. 50 South Tenth Street, Suite 300 Minneapolis, Minnesota 55403	Aspirity Holdings LLC 12800 Whitewater Drive, Suite 250 Minnetonka, Minnesota 55343 Attention: Wiley H. Sharp, III, CFO

provided, however, that prior to the Commencement Date notices to Tenant shall be delivered as follows:

Aspirity Holdings LLC 701 Xenia Avenue South, Suite 475 Golden Valley, Minnesota 55416 Attention: Wiley H. Sharp, III, CFO

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1.12 “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Project is located. Currently, “Project Service Hours” are 8:00 a.m. to 6:00 p.m. on Business Days and 8:00 a.m. to 12:00 p.m. on Saturdays. The Project Service Hours are subject to change, at Landlord’s discretion, so long as the same are in keeping with hours kept by institutional landlords of office buildings similar to the Project in class, age, use, size, and location (“Similar Projects”). If the word ‘day(s)’ is used in this Lease and not otherwise preceded with the word Business, such day(s) shall be deemed to be calendar days. Notwithstanding the foregoing, Tenant and its employees shall have access to the Premises 24 hours per day, 7 days per week, subject to Landlord’s security protocol for the Project and the terms and provisions of this Lease.

1.13 “Initial Alterations” means the work that Landlord is obligated to perform in Premises A pursuant to a separate agreement (the “Work Letter”) attached to this Lease as Exhibit E.

2.  Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Project that are designated by Landlord for the common use of tenants and others (the “Common Areas”). Notwithstanding the foregoing, Landlord shall designate as Common Areas only those portions of the Project as it deems appropriate, from time to time, and retains the exclusive right to reserve any portion of the Project currently utilized or otherwise identified as Common Areas for the exclusive use of any tenant or occupant of the Project, or as an amenity for other tenants or occupants in the Project whether or not available to Tenant.

3.  Adjustment of Commencement Date; Possession.

3.01 Landlord is required to perform the Initial Alterations in Premises A prior to the Commencement Date, and to deliver Premises B in its as-is condition, except that Landlord, at Landlord’s sole cost and expense using Project Standards (defined in the Work Letter), will finish and paint the walls of Premises B and remove any remaining carpet, including carpet glue, therefrom (the “Premises B Work”). Therefore: (a) the date set forth in Section 1.05 as the Commencement Date shall instead be defined as the “Target Commencement Date”; (b) the actual Commencement Date shall be the date on which the Initial Alterations are Substantially Completed (defined in the Work Letter), or such earlier date on which Tenant first commences business in any portion of the Premises; (c) the Termination Date will be the last day of the Term as determined based upon the actual Commencement Date; provided, however, that the Termination Date shall be extended, if necessary, so that it falls on the last day of a calendar month, and (d) Landlord’s failure to cause the Initial Alterations to be Substantially Completed by the Target Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages.

3.02 Subject to Landlord’s obligation to perform the Initial Alterations and the Premises B Work, the Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party, however Landlord shall use reasonable efforts to obtain possession of the space. The commencement date for the space, in such event, shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party and with the Initial Alterations Substantially Completed. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.01) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property. Without limitation of the foregoing, subject to the provisions of Sections 9.03 and 9.04 below, Landlord shall permit Tenant or its agents or laborers to enter the Premises at Tenant’s sole risk up to 14 days prior to the anticipated Commencement Date in order to perform through Tenants own contractors such work as Tenant may desire, including the installation of Tenant’s furniture, fixtures, and equipment, at the same time that Landlord’s contractors are working in the Premises. The foregoing license to enter prior to the Commencement Date, however, is conditioned upon Tenant’s labor not interfering with Landlord’s contractors or with any other tenant or its labor. If at any time such entry shall cause disharmony, interference or union disputes of any nature whatsoever, or if Landlord shall, in Landlord’s sole judgment, determine that such entry, such work or the continuance thereof shall interfere with, hamper or prevent Landlord from proceeding with the completion of the Initial Alterations and/or Premises B Work at the earliest possible date, this license may be withdrawn by Landlord immediately upon written notice to Tenant.

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4.  Rent.

4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term following any abatement period as provided Section 1 of Exhibit F attached hereto, and the first monthly installment of Additional Rent for Expenses (defined in Exhibit B) due under this Lease, shall be payable no later than the Commencement Date. All other items of Rent not otherwise due under this Lease in monthly installments shall be due and payable by Tenant on or before 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to 5% of all past due Rent (i.e., Rent that is not received by Landlord on the date due, without regard to any notice and cure period provided in Article 18 below or otherwise), provided that Tenant shall be entitled to a grace period of 5 days for the first late payment of Rent in a calendar year. In addition, past due Rent (again, without regard to any notice and cure period provided in Article 18 below or otherwise) shall accrue interest at an annual rate equal to the lesser of (i) 4 percentage points above the prime rate of interest published from time to time in the Wall Street Journal, or if the Wall Street Journal discontinues publishing such a rate, two percentage points in excess of the published prime rate or other equivalent reference rate of interest in a publication widely accepted as a successor to the Wall Street Journal as the publisher of reference rates, or (ii) the maximum contract interest rate per annum permitted by applicable law. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due, but any late payment fees and/or administration fees due under this Lease in the event of late payment shall still be applicable to the entirety of the payment then due, notwithstanding such partial payment. Rent for any partial month during the Term shall be prorated, based on the actual number of days in such month. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease. If Landlord received 2 or more checks from Tenant which are returned by Tenant’s bank for insufficient funds, Tenant agrees that all future checks shall be either bank certified, cashiers’ or treasurers’ checks. All bank service charges resulting from bad checks shall be borne by Tenant.

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4.02 Tenant shall pay Tenant’s Pro Rata Share of Operating Expenses and Taxes in accordance with Exhibit B of this Lease.

5.  Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Project, the public restrooms and the Project mechanical, electrical, fire protection, life safety, and plumbing systems and equipment located in the internal core of the Project on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Project attached as Exhibit C and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Article 9). Landlord represents that, to the best of Landlord’s knowledge as of the date of its execution and delivery of this Lease to Tenant, Landlord has not received notice of any violations under Laws (that have not been cured) relating to the Premises. For the purpose of the foregoing, “best of Landlord’s knowledge” means the actual, present knowledge of Shawn Moore, the Director of Asset Management for the Project, without duty of inquiry.

6.  Security Deposit.

6.01 The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Default (defined in Article 18) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall, within 5 days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Article 25. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

6.02 Subject to the remaining terms of this Article 6, and provided Tenant has timely paid all Rent due under this Lease during the 12 month period immediately preceding the effective date of any reduction of the Security Deposit, Tenant shall have the right to reduce the amount of the Security Deposit so that the new Security Deposit amounts will be as follows: (i) $23,400.00 effective as of the first day of the 13th full calendar month of the Term; (ii) $17,550.00 effective as of the first day of the 25th full calendar month of the Term; (iii) $11,700.00 effective as of the first day of the 37th full calendar month of the Term; and (iv) $5,850.00 effective as of the first day of the 49th full calendar month of the Term. If Tenant is not entitled to reduce the Security Deposit as of a particular reduction effective date due to Tenant’s failure to timely pay all Rent during the 12 months prior to that particular reduction effective date, then any subsequent reduction(s) Tenant is entitled to hereunder shall be reduced by the amount of the reduction Tenant would have been entitled to had Tenant timely paid all Rent during the 12 months prior to that particular earlier reduction effective date. Notwithstanding anything to the contrary contained herein, if Tenant has been in default under this Lease at any time prior to the effective date of any reduction of the Security Deposit and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no further right to reduce the amount of the Security Deposit as described herein. If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord with written notice requesting that the Security Deposit be reduced as provided above (the “Reduction Notice”). If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within 30 days after the later to occur of (a) Landlord’s receipt of the Reduction Notice, or (b) the date upon which Tenant is entitled to a reduction in the Security Deposit as provided above.

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7.  Project Services.

7.01 Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories; (b) customary heat and air conditioning in season during Project Service Hours. Tenant shall have the right to receive HVAC service during hours other than Project Service Hours by paying Landlord’s standard charge for additional HVAC service, which charge may be adjusted from time to time during the Term of the Lease provided Tenant receives prior notice; (c) standard janitorial service on Business Days at hours reasonably designated from time to time by Landlord; (d) Elevator service; (e) Electricity in accordance with the terms and conditions in Section 7.02; and (f) such other services as Landlord reasonably determines are necessary or appropriate for the Project. In the event that Landlord reasonably determines that Tenant is utilizing any service or services at a level in excess of the general standards followed by institutional landlords of Similar Projects, Tenant shall pay Landlord for the cost of such excess usage as Additional Rent, including, without limitation, the cost of installation and/or performance of any modification to the Base Building systems required, in Landlord’s reasonable opinion, to meet such excess usage.

7.02 Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (a) through inclusion in Operating Expenses (except as provided for excess usage); or (b) by a separate charge payable by Tenant to Landlord. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Project Service Hours or overall load, that which Landlord reasonably deems to be standard for the Project. Landlord shall have the right to measure electrical usage by commonly accepted methods.

7.03 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 4 consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 5th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

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7.04 Without limitation of any of the foregoing, Landlord reserves the right to require telecommunication connections and services to be made only pursuant to agreements governing access to the Project between Landlord and telecommunications providers which are satisfactory to Landlord in its reasonable discretion, provided that any such agreement shall permit Tenant to obtain the telecommunication services Tenant needs at competitive rates and on competitive conditions. Tenant shall conserve heat, air conditioning, water and electricity and shall use due care in the use of the Premises and of the public areas in the Project. All thermostats within the Premises shall be under the sole control of Landlord, and Tenant shall not, nor shall it permit any of its employees, agents, representatives or invitees, to open, change or tamper with any thermostats.

8.  Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove any Alterations (other than the Initial Alterations and the Premises B Work) that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as the “Designated Required Removables”), and in all events Tenant must remove any Cable (defined in Section 9.01) installed by or for the benefit of Tenant (Cable, Designated Required Removables, and Tenant’s Property [defined in Article 14 below] hereinafter sometimes referred to collectively as “Required Removables”). Designated Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration is a Designated Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration are Designated Required Removables.

9.  Repairs and Alterations.

9.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Subject to the provisions of Section 9.04 below, Tenant shall, at its sole cost and expense, perform all maintenance, repairs, and replacements to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair, maintenance, and replacement obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone, data, and/or visual cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including, but not limited to, hot water heaters, plumbing, appliances, and similar facilities exclusively serving Tenant, and supplemental electrical systems/services, non-standard fire suppression systems, tenant specific card access systems (including those provided on Landlord’s system but servicing only the Premises), interior glass windows/partitions/non-standard ceiling systems, and non-standard lighting fixtures/lamp(s); and (g) Alterations. To the extent, if any, Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Project caused by the use of the Premises or the Project by, or any acts or omissions of, Tenant, the Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

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9.02 Landlord shall maintain and repair (or cause to be maintained and repaired) in reasonably good repair and working order, and shall, if necessary in Landlord’s reasonable determination, perform maintenance upon the Base Building: (a) structural elements of the Project; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Project in general; (c) Common Areas; (d) roof of the Project; (e) exterior windows of the Project; and (f) elevators serving the Project. Landlord shall promptly make repairs for which Landlord is responsible, subject to Force Majeure.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without complying with the provisions of Section 9.04 below and without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building, and any such contractors must have proven work experience in the city in which the Premises is located); required permits and approvals; evidence of contractor’s and subcontractor’s insurance as required under Section 14.03 below; proof of contractor (and subcontractor) union affiliation; and any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for any Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any Alterations equal to 10% of the cost of the Alterations. Upon completion, Tenant shall furnish “as-built” plans for any Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

9.04 Tenant shall construct such Alterations and perform such repairs in compliance with all applicable laws and pursuant to a valid building permit, issued by the City of Minnetonka, Minnesota, and in conformance with Landlord’s construction rules and regulations. Tenant shall cause all Alterations to be performed in such manner as not to obstruct access by any person to the improvements within the Project, or any Common Areas, and as not to obstruct the business of Landlord or other tenants in the Project, or interfere with the labor force working at the Property. For Alterations that exceed the cost of $100,000, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) deliver to the Project management office a reproducible copy of the “as built” drawings of the Alterations, and (ii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

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9.05 Tenant hereby agrees to protect, defend, indemnify and hold Landlord and the Project including all improvements thereon harmless from and against any and all liabilities of every kind and description which may arise out of or in connection with such Alterations. Without limitation of the foregoing, Tenant shall use good faith efforts to avoid any action which would cause any controversy concerning terms, tenure, or conditions of employment, or concerning the association or representation of persons in negotiating, fixing, maintaining, changing, or seeking to arrange terms or conditions of employment (a “Labor Dispute”). If any action or inaction on the part of any Tenant Related Parties causes a Labor Dispute, Tenant shall take any actions necessary to resolve such Labor Dispute, including without limitation having any pickets removed and, at the request of Landlord, terminating any work being performed in the Premises giving rise to such Labor Dispute, until such time as Landlord shall have given its written consent for the resumption of such work, and Tenant shall have no loss, cost, action, or claim for damages of any nature against any of the Landlord Related Parties in connection therewith.

10.  Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Project. Except in emergencies or to provide Project services, Landlord shall provide Tenant with reasonable prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises, but such efforts shall not require Landlord to perform Project services outside of Project Service Hours. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.  Assignment and Subletting.

11.01 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Project tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Project considering the business of the other tenants and the Project’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Project; (4) Tenant is in default after the expiration of the notice and cure periods in this Lease; (5) any portion of the Project or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer, or (6) the payment for the sublease or assignment is determined in whole or in part based upon the proposed transferee’s net income or profits, or otherwise characterized as unrelated business taxable income. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. If the entity which controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless at least one of Timothy S. Krieger, Wiley Sharp (the current chief financial officer of Tenant), and Scott Lutz (the current chief executive officer of Tenant) remains active in the day-to-day management of such new entity. Any attempted Transfer in violation of this Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.

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11.02 Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the letter of intent or term sheet relating to the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 30 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of an assignment of this Lease or subletting of more than 20% of the Rentable Area of the Premises for more than 50% of the then remaining Term (i.e., without regard to any unexercised options to extend the same), recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. Tenant shall pay Landlord a review fee for Landlord’s review of any requested Transfer. If Tenant executes Landlord’s standard form of consent without any changes to this Lease or material changes to the consent, the review fee shall be $1,500.00. However, if Tenant or the transferee request material changes to Landlord’s standard form of consent or if there are material negotiations related thereto or if this Lease needs to be amended as a result thereof, and if Landlord’s reasonable costs and expenses (including reasonable attorney’s fees and costs attributable to time expended by in house counsel, accountants or other personnel of Landlord) exceed the foregoing amount, Tenant shall reimburse Landlord for such reasonable costs and expenses incurred in connection with its review of the requested Transfer in lieu of a fixed review fee.

11.03 Subject to deduction as set forth in the third sentence of this Section 11.03, Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within 10 Business Days after Tenant’s receipt of the excess. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord, but such credit shall be reduced by any Rent then outstanding under this Lease.

11.04 Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; and (c) Tenant shall give Landlord written notice at least 15 Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. Notwithstanding that Landlord’s consent is not required in connection with the same, Landlord shall have the right to require a security deposit or other credit enhancement in connection with any Ownership Change.

12.  Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Project, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 10 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

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13.  Indemnity and Waiver of Claims.

Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Article 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with bodily injury or property damage resulting from the acts or omissions (including violations of Law) of Landlord or the Landlord Related Parties.

14.  Insurance.

14.01 Landlord’s Insurance. Landlord, at its expense, will obtain and keep in force “all risk” (special causes of loss) insurance for the Project in an amount equal to the replacement cost of the Project, and commercial and excess general liability insurance coverage in an aggregate amount of not less than Five Million Dollars ($5,000,000). At the request of Tenant, Landlord shall provide certificates of the required insurance. Landlord reserves the right to maintain such additional insurance as is customary for a prudent landlord of similar properties or to meet Landlord’s mortgagee’s insurance requirements, if any. Landlord may elect to keep and maintain in full force and effect during the Term loss of rents insurance against abatement or loss of Rent in case of fire or other casualty, in an amount at least equal to the amount of the Rent payable by Tenant during the then current lease year as reasonably determined by Landlord. All premiums for such insurance shall be included in Operating Expenses for the purposes of this Lease.

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14.02 Tenant’s Insurance. Tenant shall continuously maintain at its cost and furnish Landlord certificates evidencing the existence of the following insurance policies (collectively, “Tenant’s Insurance”):

(a)

1.	“All risk” (special causes of loss) insurance, including:

●	time element (loss of income/extra expense for twelve months)

●	100% replacement cost of the owned property on site

●	Agreed amount provision waiving the coinsurance requirement

●	Flood / sewer back-up coverage with a limit equal to the replacement cost of the personal property on site

2.	Equipment breakdown coverage if Tenant is required to maintain the HVAC system.

3.	Worker’s Compensation - statutory limits in the state where the Project is located;

4.	Employer’s Liability - $1,000,000 or such other higher limits imposed in accordance with the requirement, if any, of the laws of the state where the Project is located;

5.	Commercial General Liability (most recent form – CG 0001) including contractual liability- $1,000,000 per occurrence and a $2,000,000 general aggregate - per location;

6.	Business Auto Liability including owned, hired and non-owned auto coverage $1,000,000 combined single limit;

7.	Umbrella/Excess - $3,000,000 per occurrence, excess of Employer’s Liability, Commercial General Liability and Auto Liability.

(b) Tenant shall also maintain insurance against such other hazards as may from time to time reasonably be required by Landlord, provided that such insurance is customarily carried in the area in which the Premises are located on projects similar to the Project and that Tenant receives written notice specifying all such additional insurance as may be required.

(c) The certificate shall contain an endorsement that Landlord will be given at least thirty (30) days prior written notice of cancellation of or any material change in the policy. Tenant’s respective insurance carriers shall waive all rights of subrogation against Landlord with respect to losses payable under such policies. Landlord, the building manager, and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, shall be named as additional insureds on Tenant’s Commercial General Liability (Forms CG2010 ed. 1085 or a combination of CG2010 AND CG2037), Business Auto Liability and Umbrella/Excess Liability insurance. Evidence of additional named insured and additional insured status must be provided in the form of an endorsement to the appropriate policies, or if requested by Landlord, certified copies of all policies evidencing the required coverages.

(d) Any required insurance may be in the form of blanket coverage, so long as such blanket policy does not reduce the limits nor diminish the coverage required herein and otherwise complies with the terms of this Lease. Even though Tenant is not afforded any self-insurance rights under this Lease, any deductible in excess of $10,000 shall be treated as self-insurance for purposes of waivers set forth herein. Subject to the terms of this Lease, Tenant agrees to pay the amount of any deductible or self-insurance provided under any insurance which Tenant is required to maintain hereunder.

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14.03 Contractor’s Insurance. Landlord and Tenant shall require that all contractors and subcontractors brought onto the Project have insurance coverage, at the contractor’s or subcontractor’s expense, in the following minimum amounts:

1.	Worker’s Compensation - Statutory Amount in the state where the Project is located;

2.	Employer’s Liability - $500,000 or such other higher limits imposed in accordance with the requirement, if any, of the laws of the state where the Project is located;

3.	Commercial General Liability - Unless otherwise approved in writing by Owner, $1,000,000 per occurrence, $2,000,000 general aggregate (per location) with Products/Completed Operations coverage (with evidence of Products/Completed Operations Coverage shown for a minimum of two years following completion of the work described in the contract);

4.	Business Auto Liability including hired and non-owned auto coverage $1,000,000 combined single limit; and

5.	Umbrella/Excess - $5,000,000.

This insurance will be primary and noncontributory with respect to the insurance described above. Tenant shall ensure that Tenant, Landlord, and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, are named as additional insureds on the contractor’s and subcontractor’s Commercial General Liability (CG 2010 ed. 1085 or CG 2010 AND CG2037) and Business Auto Liability insurance. The contractor’s and each subcontractor’s respective insurance carriers shall waive all rights of subrogation against Landlord and Tenant with respect to losses payable under such policies. Tenant shall obtain and keep on file a certificate of insurance which shows that the contractor and each subcontractor are so insured. Tenant must obtain Landlord’s permission to waive any of the above requirements. Higher amounts may be required by Landlord if the work to be performed is hazardous.

14.04 Certificates of Insurance. Certificates of insurance shall be made available upon the request of either Landlord or Tenant evidencing coverage as required above. Requests must be complied with within 30 days.

14.05 Mutual Waivers. Landlord and Tenant release each other from any liability for loss or damage by fire or other casualty covered by a standard form of property insurance, whether or not the loss or damage resulted from the negligence of the other party, its agents or employees. Each party will obtain policies of insurance providing that this release will not adversely affect the rights of the insureds under the policies.

14.06 Financial Conditions of Carriers. Insurers must have and maintain, at a minimum throughout the term of this Lease, A.M. Best’s ratings of A- (Financial Strength) and VII (Financial Size Category) and be licensed in the state in which the Project is located.

15.  Subrogation.

Landlord and Tenant hereby waive and shall cause their respective property insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage covered under such property insurance policies with respect to Tenant’s Property, Leasehold Improvements, the Project, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

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16.  Casualty Damage.

16.01 If all or any portion of the Premises or any Common Areas necessary to provide access to the Premises becomes untenantable by fire or other casualty to the Premises or such Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to cause the repair and restoration of the Premises and such Common Areas to be Substantially Completed (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any such Common Areas cannot be made tenantable within 270 days from the date the Casualty occurred, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the gross negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, regardless of the Completion Estimate, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Project occurs.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs applicable to the Premises shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty (including by virtue of damage to any Common Areas necessary to provide access to the Premises), the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

17.  Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Project which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Project. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking and Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Project or Premises.

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18.  Events of Default.

18.01 Tenant Default. Each of the following occurrences shall be a “Default” by Tenant: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 3 days after written notice to Tenant (“Monetary Default”) (provided, however, that in lieu of the foregoing cure period, Tenant shall be entitled to a cure period of 5 days with respect to the first Monetary Defaults in any 12-month period during the Term; (b) Tenant’s failure (other than a Monetary Default or as provided in (g) of this sentence) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 15 days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within 15 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 10 days and diligently pursues the cure to completion; (c) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) the leasehold estate is taken by process or operation of Law; (e) in the case of any tenant located on the 1st or 2nd floor of the Project or on any other floor or area of the Project that is populated by the general public, Tenant does not take possession of or abandons or vacates all or any portion of the Premises; (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Project; or (g) Tenant’s failure to comply with any term, provision, condition or covenant of Article 14 (Insurance) of this Lease, including the timely provision of certificates of insurance as required thereunder . If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on 2 separate occasions during any 12 month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Article shall be in satisfaction of, and not in addition to, notice required by Law.

18.02 Landlord Default. Landlord shall be in default under this Lease if (i) Landlord fails to perform any of its obligations hereunder and said failure continues for a period of 60 days after written notice thereof from Tenant to Landlord (provided that if such failure cannot reasonably be cured within said 60 day period, Landlord shall be in default hereunder only if Landlord fails to commence the cure of said failure within said 60 day period, or having commenced the curative action within said 60 day period, fails to diligently pursue same) and (ii) each Mortgagee of whose identity Tenant has been notified in writing shall have failed to cure such default within 30 days (or such longer period of time as may be specified in any written agreement between Tenant and Mortgagee regarding such matter) after receipt of written notice from Tenant of Landlord’s failure to cure within the time periods provided above. In the event of a default by Landlord under this Lease, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such default and Tenant may pursue any and all remedies available to it at law or in equity, provided, however, in no event shall Tenant claim a constructive or actual eviction or that the Premises have become unsuitable or unhabitable prior to a default and failure to cure by Landlord and its Mortgagee under this Lease and, further provided, in no event shall Tenant be entitled to receive more than its actual direct damages, it being agreed that Tenant hereby waives any claim it otherwise may have for special or consequential damages.

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19.  Remedies.

19.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b) Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.

19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.  Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROJECT. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROJECT FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

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21.  Relocation.

Landlord, at its expense, at any time before or during the Term, but only one time in any 5 year period during the Term, may relocate Tenant from the Premises to space of reasonably comparable size and utility (“Relocation Space”) within the Project upon 90 days’ prior written notice to Tenant. From and after the date of the relocation, the Base Rent and Tenant’s Pro Rata Share shall be adjusted based on the rentable square footage of the Relocation Space. Landlord shall pay Tenant’s reasonable costs of relocation, including all costs for moving Tenant’s furniture, equipment, supplies and other personal property, as well as the cost of printing and distributing change of address notices to Tenant’s customers and one month’s supply of stationery showing the new address.

22.  Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of Base Rent plus Expenses due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

23.  Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises or the Project, and to renewals, modifications, re-financings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a subordination agreement in favor of the Mortgagee on such Mortgagee’s then-standard form, so long as such agreement provides that Tenant’s possession of the Premises shall not be disturbed so long as Tenant is not in Default. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Tenant shall, within 10 days after receipt of a written request, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested in such request (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable.

24.  Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Addresses set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

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25.  Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove the Required Removables from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of the Required Removables upon termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove the Required Removables and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

26.  Miscellaneous.

26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Project is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

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26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Project. As long as the successor in interest assumes Landlord’s obligations under this Lease, upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations; provided, however, that no such assumption is required in order for Landlord to be so released in the event that the transfer or assignment is involuntary, such as pursuant to a foreclosure or deed in lieu.

26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with the Brokers as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease. Landlord shall pay a commission to Brokers pursuant to separate agreement.

26.06 Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.07 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Project.

26.08 This Lease does not grant any rights to light or air over or about the Project. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

26.09 Notwithstanding anything to the contrary in Article 7 or elsewhere in this Lease, Landlord shall have the right to institute such policies, programs and measures as may be necessary or desirable, in Landlord’s discretion, for the conservation and/or preservation of energy related services, or as may be required to comply with any applicable codes, practices and regulations, whether mandatory or voluntary. Such policies, programs and measures may, without limitation, relate to recycling, composting, sustainability and efforts to achieve greater efficiencies. Tenant agrees to abide by such policies, programs and measures with respect to its use and occupancy of the Premises.

26.10 Except as may be required by law, Tenant and Tenant’s guarantors shall not disclose the terms of this Lease to any person excepting only attorneys or accountants representing or assisting Tenant to the extent required in conjunction with proper performance of their duties, or as may be compelled by proper process in connection with any judicial or administrative proceeding.

26.11 Within 15 days after request, Tenant shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease, such information to include, without limitation, a detailed income statement, balance sheet, and statement of cash flows.

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Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:	TENANT:
MINNETONKA WHITEWATER LLC, a Delaware limited liability company By: RWIP Holdings, LLC, its Sole Member	ASPIRITY HOLDINGS LLC, a Minnesota limited liability company

By:	/S/ Michael R McElroy	By:	/S/ Wiley H Sharp III
Name:	Michael R McElroy	Name:	Wiley H Sharp III
Title:	Authorized Signatory	Title:	CFO

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EXHIBIT A

OUTLINE AND LOCATION OF THE PREMISES

Exhibit A

EXHIBIT B

OPERATING EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between MINNETONKA WHITEWATER LLC, a Delaware limited liability company (“Landlord”) and ASPIRITY HOLDINGS LLC, a Minnesota limited liability company (“Tenant”) for space in the Project commonly known as Minnetonka Corporate Center.

1. Payments.

1.01 During the Term, Tenant shall pay Tenant’s Pro Rata Share of the total amount of Operating Expenses and Taxes for each calendar year during the Term. As used herein and in the Lease, Operating Expenses and Taxes are sometimes collectively “Expenses”. Landlord shall provide Tenant with a good faith estimate of the total amount of Expenses for each calendar year during the Term. On or before the first day of each month, without notice or invoice, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Landlord’s estimate of the annual Expenses. If Landlord determines that its good faith estimate was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the total amount of Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next due future installment(s) of Additional Rent, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting any Rent due.

1.02 Within 120 days following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual amount of Expenses for the prior calendar year. If the estimated amount of Expenses for the prior calendar year is more than the actual amount of Expenses for the prior calendar year, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated amount of Expenses for the prior calendar year is less than the actual amount of Expenses for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses, any underpayment for the prior calendar year.

Exhibit B - Page 1

2. Operating Expenses.

2.01 “Operating Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the 12800 Building and/or the Project, as applicable. Operating Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) commercially reasonable property management fees and the cost of equipping, staffing and operating an on-site and/or off-site management office for the Project, provided if the management office services one or more other buildings or properties, the shared costs and expenses of renting, equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Project and the other buildings or properties; (c) accounting costs; (d) the cost of services such as those provided for in Article 7 of the Lease; (e) rental and purchase cost of parts, supplies, tools and equipment; (f) insurance premiums and deductibles; (g) electricity, gas and other utility costs; (h) the cost of operating any Project amenity, which may include, but is not limited to, a fitness center or conference center; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Project security or otherwise improve the operating efficiency of the Project; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Project, after the date of the Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease. If Landlord incurs Operating Expenses for the Project together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Project and the other buildings or properties. Further, if any part of the Operating Expenses are attributable to areas outside a building, such as 2.01(h) above, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be apportioned between the Tenant and the other areas, tenants or occupants in a fair and equitable manner based upon usage, rentable square footage, or other equitable means. Without limitation of the foregoing, the portion of the costs of the Project which are allocable to the 12800 Building shall be based upon the first of the following criteria which is applicable: first, the provisions of any sharing agreement among owners of the Project which is recorded and runs with the land upon any transfer; second, the provisions of any sharing agreement among owners of the Project which does not run with the land; third, Landlord’s good faith estimate, based upon the amount of such costs which are generated by the occupants of the 12800 Building; fourth, the rentable square footage of the 12800 Building in relation to the rentable square footage of the portions of the Project that benefit from the cost in question. Tenant acknowledges and agrees that different Project costs may have different shares associated therewith.

2.02 Operating Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Project, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Project; fines, interest and penalties incurred due to the late payment of Taxes or Operating Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; any penalties or damages that Landlord pays to Tenant under the Lease or to other tenants in the Project under their respective leases; or the cost of complying with any Laws in effect (and as enforced) on the date of full execution and delivery of this Lease, provided that if any portion of the Project that was in compliance with all applicable laws on such date becomes out of compliance due to normal wear and tear, the cost of bringing such portion of the Project into compliance shall be included in Operating Expenses unless otherwise excluded pursuant to the terms hereof.

3. “Taxes” shall mean: (a) all real property taxes and other assessments on the Project, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Project, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Project’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Project; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Project; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Taxes, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in Taxes within 30 days after Tenant’s receipt of a statement from Landlord.

Exhibit B - Page 2

EXHIBIT C

PROJECT RULES AND REGULATIONS

Except as otherwise specifically provided in the Lease or any other Exhibits thereto:

1.	(a) Tenant shall not inscribe, display, print or affix any sign, placard, banner, picture, advertisement, name or notice on or to any part of the outside or inside of any building within the Project or visible from the exterior of the Premises without the written consent of Landlord. Landlord shall have the right to remove any such sign, placard, banner, picture, advertisement, name, or notice, unless Landlord has given written consent, without notice to and at the expense of Tenant. Landlord shall not be liable in damages for any such removal.

(b)       All approved signs or lettering on doors and walls to the Premises shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved by Landlord in a manner and style acceptable to Landlord.

(c)       Tenant shall not use any blinds, shades, awnings, or screens in connection with any exterior window or door of the Premises unless approved in writing by Landlord. Tenant shall not use any drape or window covering facing any exterior glass surface visible from outside of any building within the Project other than the standard drape or window covering established by Landlord. Tenant shall not place any bottles, parcels or other articles on the window sills.

2.	The sidewalks, halls, vestibules, passages, exits, entrances, elevators, stairways, and Common Areas of the Project shall not be used for the disposal of trash or be obstructed by Tenant or used by Tenant for any purpose other than for ingress to and egress from the Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Project and its tenants, provided that nothing herein contained shall be construed to prevent such access to the Premises by persons with whom Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities. Tenant may not place any items on the balconies of any building within the Project without obtaining Landlord’s prior written consent, which may be withheld or given in Landlord’s sole discretion.

3.	Tenant shall not go upon the roof of any building within the Project. Tenant shall not throw anything out of the doors or windows or down the passageways. Landlord shall have the right to control and operate all Common Areas of the Project (including, without limitation, the Parking Garage, ramps, stairs, plazas and park) in the best interests of tenants generally.

4.	Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys and access cards for any offices, rooms and toilet rooms which shall have been furnished to Tenant or which Tenant shall have made, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

5.	Tenant shall not use the toilet rooms, toilets, urinals, wash bowls, and other plumbing fixtures and similar apparatus for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever (including without limitation any sweepings, rubbish, rags or similar materials) shall be thrown, discarded or disposed of therein and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by Tenant.

Exhibit C - Page 1

6.	Tenant shall not overload any floor of the Premises. The addition of any material dead load over and above normal office furniture must be reviewed by Landlord’s structural engineer, and costs for such review shall be borne by Tenant.

7.	All routine deliveries (other than by courier personnel) to Tenant’s Premises shall be made through the freight elevators. Tenant shall not use hand trucks or vehicles (other than a wheelchair or similar personal motorized vehicle for an individual) in passenger elevators. Passenger elevators are to be used only for the movement of persons (including mail clerks using push carts and courier personnel so long as they shall not unreasonably interfere with elevator traffic), unless an exception is approved by the building management office. Tenant shall be solely responsible to have a person present at the loading dock to receive all deliveries made to Tenant at the loading dock and to deliver same from the loading dock to the Premises; Landlord has no responsibility or liability for receiving deliveries. All deliveries to the loading dock must be preceded by an Authorized Activity Request presented to the building management office at least 48 hours in advance.

8.	All moving of furniture, bulky packages, cartons, supplies, large quantities of food or beverages, merchandise, freight or equipment of any kind by Tenant into or out of any building within the Project shall be via the freight handling facilities, unless otherwise directed by Landlord, at such time and in such manner as Landlord shall prescribe. Advance written notice of intent to move such items must be made to the building management office. Any hand trucks or vehicles permitted must be equipped with soft rubber tires and side guards. Tenant is to assume all risks for (i) damage to articles moved; (ii) injury to any persons arising from or related to such movement; or (iii) any damage to Landlord’s equipment or property. Landlord will not be liable for any acts of any person(s) engaged in, or any damage or loss to any of said property or person(s) resulting from any act in connection with such movement by or on behalf of Tenant.

9.	Landlord shall have the right to prescribe the weight, size and position of heavy equipment brought into the Project and also the times and manner of moving the same in and out of the Project. Safes or other heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to any building within the Project or other areas of the Project by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant.

10.	Tenant space that is visible from public areas must be kept neat and clean. All freight elevator lobbies are to be kept neat and clean. Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises unless otherwise agreed to by Landlord. Window cleaning shall be done only by Landlord.

11.	Tenant shall not commit any nuisance, or use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in any manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein. Without limitation to the foregoing, no smoking or other use of tobacco products shall be allowed in any portion of the Premises or the Project.

12.	Tenant shall not bring or keep in or about the Premises, any building within the Project, or other areas of the Project, any animals (other than as required for handicapped persons), including without limitation any birds or fish, fish tanks or aquariums. No bicycles shall be brought into or kept in or about the Premises.

Exhibit C - Page 2

13.	Neither Tenant nor any other occupant (including without limitation, Tenant’s servants, employees, agents, visitors or licensees) shall at any time (i) use or keep in the Premises, any building within the Project, or other areas of the Project, any gasoline or other flammable, explosives, combustible or explosive fluid, chemical, gas or substance, except immaterial quantities of normal office products typically found in a first-class office building, provided such products are stored and used in areas approved by Landlord and in accordance with all applicable building and fire codes or other laws; (ii) install any chemical storage tanks in the Premises; or (iii) use any method of heating (including electric heaters) or air-conditioning other than that supplied by Landlord.

14.	Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord. The expenses of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

15.	Tenant will comply with all security procedures during Normal Business Hours and after hours and on weekends. On non-Business Days, and on Business Days between the hours of 6:00 p.m. and 7:00 a.m. the following day, access to the Project or to the halls, corridors, elevators or stairways in the Project, or to the Premises, may be refused unless the person seeking access is known to the person or employee of the Project in charge and has a pass or is properly identified. Any person whose presence in the Project at any time shall, in the sole judgment of Landlord, be prejudicial to the safety, character, reputation and interests of the Project or its tenants may be denied access to the Project or may be ejected therefrom. Landlord may require any person leaving the Project with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of the tenant. Landlord shall in no case be liable to Tenant for damages for any error with regard to the admission to or exclusion from the Project of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Project during the continuance of the same by closing of the doors or otherwise, for the safety of the tenants and protection of property in the Project.

16.	Tenant shall see that the exterior doors of the Premises are closed when not in use and closed and securely locked before leaving the Project and must observe strict care and caution that all water apparatus (i.e., appliances and coffee makers) are entirely shut off before Tenant or Tenant’s employees leave the Project and that all electricity, gas or air shall likewise be carefully shut off, so as to prevent waste or damage.

17.	Additional services requested by Tenant shall be attended to only upon application to the building manager at the office of the Project, and employees of Landlord will not perform any work or do anything outside of their regular duties upon such application by Tenant unless under special instructions from Landlord.

18.	Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing the blinds when the sun’s rays fall directly on windows of the Premises. Tenant shall not obstruct, alter or in any way impair the efficient operation of Landlord’s heating, ventilating and air-conditioning system and shall not place bottles, machines, parcels or other articles on any induction unit enclosure so as to interfere with air flow. Tenant shall not tamper with or change the setting of any thermostats or temperature control valves. Any damage caused by tampering will be repaired at Tenant’s expense. Landlord shall adjust thermostats as required to maintain building standard temperature.

Exhibit C - Page 3

19.	Tenant shall cooperate to prevent canvassing, soliciting and peddling within the Project.

20.	The Premises shall in no event be used for manufacturing, storage (except as such storage may be incidental to permitted uses under the Lease, but in no event any food storage except limited quantities utilized in an employee lunchroom), cooking (except in an employee lunchroom on cooking equipment approved by Landlord), growing plants, flowers, or other flora (except for typical decorative office plants), or sleeping, lodging or living quarters.

21.	Tenant shall not conduct any auction, fire, bankruptcy, going out of business, liquidation or similar sales.

22.	Installing of wire or cabling within the Project shall follow all applicable codes and Landlord’s reasonable telecommunication rules.

23.	Except as may otherwise be agreed in writing by Landlord or Landlord’s Antenna Site Manager, Tenant shall not place any radio or television antennae on the roof of the Project or on any exterior part of the Premises or the Project, nor shall Tenant place a microwave or satellite dish or other transmitting device anywhere in the Premises.

24.	The exterior walls of the Project shall not be punctured, penetrated or otherwise adversely affected by wall hangings or other improvements or property located in, on or about the Premises. No nails, hooks or screws will be inserted in the exterior walls of the Project without the express written consent of Landlord.

25.	Any alterations, additions or improvements to any premises in the Project shall be of a quality at least equal to building standards per the Design and Construction Manual for the Project in effect from time to time.

26.	All contractors invited to perform work within the Project, whether at the direction of Landlord or a Project tenant, shall be required to provide an Authorized Activity Request signed by Tenant or Landlord and presented to the building management office at least 48 hours in advance. Additionally, contractors must sign in at the lobby courtesy desk, indicate who they will be working for, describe the scope of services to be performed, provide an estimate of the amount of time required to perform the services, and deposit picture identification in exchange for an authorized contractor identification badge prior to commencing their work. Any contractor found in the Project without an identification badge will be escorted to the lobby courtesy desk to complete the sign-in process. No contractor will be allowed to check out keys from the property management office without presenting an authorized contractor identification badge. Prior to leaving the Project, all contractors shall be required to sign out at the lobby courtesy desk, indicate the status of their work, and return the authorized contractor identification badge in exchange for their identification. Landlord reserves the right to deny access to the Project to any contractor.

27.	Tenant shall not permit any of its partners, directors, officers, employees, agents, contractors or invitees to carry, possess or store any firearms or other weapons in any portion of the Project other than strictly in accordance with all Legal Requirements.

Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its reasonable judgment shall, from time to time, be required for the safety, protection, care and cleanliness of the Project, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees. Such rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

For purposes of these rules and regulations, the term “Tenant” shall include Tenant and Tenant’s employees, agents, licensees, visitors and invitees.

Exhibit C - Page 4

EXHIBIT D

COMMENCEMENT AGREEMENT

(EXAMPLE)

THIS COMMENCEMENT AGREEMENT is entered into as of ______________, 201_, pursuant to the provisions of Section 1.05 of that certain Lease dated as of _______________, 201_, by and between MINNETONKA WHITEWATER LLC, a Delaware limited liability company (“Landlord”), and ASPIRITY HOLDINGS LLC, a Minnesota limited liability company (“Tenant”), for 7,200 rentable square feet of office space on the 2nd floor of the building located at 12800 Whitewater Drive, Minnetonka, Minnesota, within the project commonly known as Minnetonka Corporate Center.

In connection with the Lease, Landlord and Tenant hereby agree as follows:

1.	Tenant accepts possession of the Premises;

2.	The Commencement Date of the Lease is ________________________;

3.	The Termination Date of the Lease is ____________________________;

4.	Subject to the provisions of Section 1 of Exhibit F to the Lease, Base Rent due under the Lease is as follows: [INSERT BASE RENT SCHEDULE FROM SECTION 1.03 OF THE LEASE, REVISED TO REFLECT HARD DATES]

With Respect to Premises A:

Period	Annual Rate/RSF	Annual Base Rent	Monthly Base Rent
	$13.00	$70,200.00	$5,850.00
	$13.50	$72,900.00	$6,075.00
	$14.00	$75,600.00	$6,300.00
	$14.50	$78,300.00	$6,525.00
	$15.00	$81,000.00	$6,750.00
	$15.50	$83,700.00	$6,975.00
	$16.00	$86,400.00	$7,200.00
	$16.50	$89,100.00	$7,425.00

Base Rent due with respect to Premises B is $11,700.00 per annum (i.e., $6.50 per rentable square foot per annum), payable in equal monthly installments of $975.00, commencing on the Commencement Date, but subject to increase as provided in the Lease.

5.	Pursuant to the provisions of Section 2 of Exhibit F to the Lease, Tenant must exercise its Renewal Option, if at all, between the dates of ___________ and ___________;

6.	Pursuant to the provisions of Section 5 of Exhibit F to the Lease, Tenant must exercise its Termination Option, if at all, between the dates of ___________ and ___________; and

7.	The Early Termination Fee with respect to the initial Premises in the event of the exercise by Tenant of the Termination Option under Section 5 of Exhibit F to the Lease is $____________ (subject to increase as provided in said Section 5).

Exhibit D

IN WITNESS WHEREOF, the parties hereto have executed this Commencement Agreement as of the day and year first above written.

LANDLORD:	TENANT:

MINNETONKA WHITEWATER LLC, a Delaware limited liability company	ASPIRITY HOLDINGS LLC, a Minnesota limited liability company
By: RWIP Holdings, LLC, its Sole Member

By:	By:
Name:	Name:
Title:	Title:

Exhibit D

EXHIBIT E

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between MINNETONKA WHITEWATER LLC, a Delaware limited liability company (“Landlord”) and ASPIRITY HOLDINGS LLC, a Minnesota limited liability company (“Tenant”) for space in the Project commonly known as Minnetonka Corporate Center. As used in this Work Letter, “Premises A” shall be deemed to mean Premises A (i.e., approximately 5,400 rentable square feet), as initially defined in the attached Lease, and shall expressly exclude Premises B (i.e., approximately 1,800 rentable square feet) as defined therein.

Capitalized terms used herein, unless otherwise defined in this Exhibit, shall have the respective meanings ascribed to them in the Lease.

1.       Tenant desires Landlord to perform certain leasehold improvement work in Premises A in substantial accordance with the plan or plans (collectively, the “Initial Plan”) prepared by bdh+young, dated February 22, 2017, labeled PSP08, Job Code MCC12800-ASP, a copy of which, together with notes relating thereto, is attached hereto as Schedule 1. Such work, as shown in the Initial Plan and as more fully detailed in the Working Drawings (as defined and described in Paragraph 2 below), shall be hereinafter referred to as the “Initial Alterations.” Not later than April 14, 2017, Tenant shall furnish to Landlord such additional plans, drawings, specifications and finish details as Landlord may reasonably request to enable Landlord’s architects and engineers to prepare mechanical, electrical and plumbing plans and to prepare the Working Drawings, including a final telephone layout and special electrical connection requirements, if any. All plans, drawings, specifications and other details describing the Initial Alterations which have been or are hereafter furnished by or on behalf of Tenant shall be subject to Landlord’s approval, which Landlord agrees shall not be unreasonably withheld. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of any plans, specifications, drawings or other details or of any Additional Work (as defined in Paragraph 6 below) because, in Landlord’s reasonable opinion, the work, as described in any such item, or the Additional Work, as the case may be: (a) is likely to adversely affect Base Building systems, the structure of the Project or the safety of the Project and/or its occupants; (b) might impair Landlord’s ability to furnish services to Tenant or other tenants in the Project; (c) would increase the cost of operating the Project; (d) would violate any applicable Laws (or interpretations thereof); (e) contains or uses hazardous or toxic materials or substances; (f) would adversely affect the appearance of the Project; (g) might adversely affect another tenant’s premises; (h) is prohibited by any ground lease affecting the Project or any mortgage, deed of trust or other instrument encumbering the Project; or (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Neither the approval by Landlord of the Initial Alterations or the Initial Plan or any other plans, drawings, specifications or other items associated with the Initial Alterations nor Landlord’s performance, supervision or monitoring of the Initial Alterations shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of Premises A.

2.       If necessary for the performance of the Initial Alterations and not included as part of the Initial Plan attached hereto, Landlord shall prepare or cause to be prepared final working drawings and specifications for the Initial Alterations (the “Working Drawings”) based on and consistent with the Initial Plan and the other plans, drawings, specifications, finish details and other information furnished by Tenant to Landlord and approved by Landlord pursuant to Paragraph 1 above. So long as the Working Drawings are consistent with the Initial Plan, Tenant shall approve the Working Drawings within 3 days after receipt of same from Landlord by initialing and returning to Landlord each sheet of the Working Drawings or by executing Landlord’s approval form then in use, whichever method of approval Landlord may designate.

Exhibit E - Page 1

3.       Except as hereinafter provided to the contrary, Landlord shall cause the performance of the Initial Alterations using (except as may be stated or shown otherwise in the Working Drawings) building standard materials, quantities and procedures then in use by Landlord (“Project Standards”) at its sole cost and expense. For purposes of this Exhibit, the term “Cost of the Initial Alterations” shall mean and include any and all costs and expenses of the Initial Alterations, including, without limitation, the cost of the Initial Plan, the Working Drawings and of all labor (including overtime) and materials constituting the Initial Alterations.

4.       Landlord shall cause the Initial Alterations to be Substantially Completed (defined below) on or before the date specified in Section 1.05 of the Lease as the Commencement Date, subject to delays caused by strikes, lockouts, boycotts or other labor problems, casualties, discontinuance of any utility or other service required for performance of the Initial Alterations, unavailability or shortages of materials or other problems in obtaining materials necessary for performance of the Initial Alterations or any other matter beyond the control of Landlord (or beyond the control of Landlord’s contractors or subcontractors performing the Initial Alterations) and also subject to Tenant Delays (as defined and described in Paragraph 5 of this Exhibit). The Initial Alterations shall be deemed to be “Substantially Completed” for all purposes under this Exhibit and the Lease if and when Landlord’s architect issues a written certificate to Landlord and Tenant, certifying that the Initial Alterations have been substantially completed (i.e., completed except for “punchlist” items listed in such architect’s certificate) in substantial compliance with the Working Drawings, or on such earlier date that Landlord could reasonably have been expected to cause the Initial Alterations to be Substantially Completed absent any Tenant Delays. If the Initial Alterations are not deemed to be Substantially Completed on or before the scheduled Commencement Date as specified in Section 1.05 of the Lease: (a) Landlord agrees to use reasonable efforts to complete the Initial Alterations as soon as practicable thereafter, (b) the Lease shall remain in full force and effect, (c) Landlord shall not be deemed to be in breach or default of the Lease or this Exhibit as a result thereof and Landlord shall have no liability to Tenant as a result of any delay in occupancy (whether for damages, abatement of Rent or otherwise). Landlord agrees to use reasonable diligence to complete all punchlist work listed in the aforesaid architect’s certificate promptly after the Initial Improvements are Substantially Completed.

5.       “Tenant Delays” shall mean:

(i)       the failure of Tenant to furnish all or any plans, drawings, specifications, finish details or the other information required under Paragraph 1 above on or before the date stated in Paragraph 1;

(ii)       the failure of Tenant to grant approval of the Working Drawings within the time required under Paragraph 2 above;

(iii)       Tenant’s requirements for special work or materials, finishes, or installations other than the Project Standards or Tenant’s requirements for special construction staging or phasing;

(iv)       the performance of any Additional Work requested by Tenant or the performance of any work in Premises A by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work; or

(v)       any other act or omission of Tenant that causes a delay.

Exhibit E - Page 2

6.       Upon Tenant’s request and submission by Tenant (at Tenant’s sole cost and expense) of the necessary information and/or plans and specifications for work other than the Initial Alterations described in the Working Drawings (“Additional Work”) and the approval by Landlord of such Additional Work, which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform such Additional Work, at Tenant’s sole cost and expense, subject, however, to the following provisions of this Paragraph 6. Prior to commencing any Additional Work requested by Tenant, Landlord shall submit to Tenant a written statement of the cost of such Additional Work, which cost shall include a fee payable to Landlord in the amount of 15% of the total cost of such Additional Work as compensation to Landlord for monitoring the Additional Work and for administration, overhead and field supervision associated with the Additional Work and an additional charge payable to Landlord in the amount of 5% of the total Cost of the Additional Work as compensation for Landlord’s general conditions (such fee and additional charge being hereinafter referred to collectively as “Landlord’s Additional Compensation”), and, concurrently with such statement of cost, Landlord shall also submit to Tenant a proposed tenant extra order (the “TEO”) for the Additional Work in the standard form then in use by Landlord. Tenant shall execute and deliver to Landlord such TEO and shall pay to Landlord the entire cost of the Additional Work, including Landlord’s Additional Compensation (as reflected in Landlord’s statement of such cost), within five (5) days after Landlord’s submission of such statement and TEO to Tenant. If Tenant fails to execute or deliver such TEO or pay the entire cost of such Additional Work within such 5-day period, then Landlord shall not be obligated to do any of the Additional Work and may proceed to do only the Initial Alterations, as specified in the Working Drawings.

7.       This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

Exhibit E - Page 3

SCHEDULE 1 TO EXHIBIT E

INITIAL PLAN and NOTES

2
LOCATION KEY

Premises B
CONFERENCE
STORAGE
RECEPTION DESK
IT
BREAK
OFFICE
OFFICE
OFFICE
OFFICE
HALF HEIGHT GLASS TO MATCH EXTERIOR WINDOW HEIGHT
HALF HEIGHT GLASS TO MATCH EXTERIOR WINDOW HEIGHT
CONFERENCE
1
ASPIRITY HOLDINGS SPACE PLAN #8

interiors | architecture

Project Information

ASPIRITY HOLDINGS

MINNETONKA CORPORATE CAMPUS

12800 WHITEWATER DRIVE
2ND FLOOR
MINNETONKA, MN

Issue Record

Sheet Title

Sheet Information

Job Code MCC12800-ASP

Drawn By KL *Reviewed By* MD

Filename MCC12800-ASP-PSP-08

Date

2-22-17

PSP08

Exhibit E - Page 1

Exhibit E - Page 2

EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between MINNETONKA WHITEWATER LLC, a Delaware limited liability company (“Landlord”) and ASPIRITY HOLDINGS LLC, a Minnesota limited liability company (“Tenant”) for space in the Project commonly known as Minnetonka Corporate Center.

1.       INITIAL ABATEMENT OF RENT.

Notwithstanding anything in Section 1.03 of the Lease to the contrary, so long as Tenant is not in default under the Lease, Tenant shall be entitled to an abatement of Base Rent (i) with respect to Premises A for 5 consecutive full calendar months of the Term, and (ii) with respect to Premises B for 12 consecutive full calendar months of the Term (or such earlier date that Tenant exercises its Conversion Option under Section 6 of this Exhibit), in each case beginning with the 1st full calendar month of the Term (the “Rent Abatement Period”). The total amount of Base Rent abated during the Rent Abatement Period is hereinafter the “Abated Rent”. If Tenant defaults at any time during the Term and fails to cure such default within any applicable cure period under the Lease, all Abated Rent shall immediately become due and payable. The payment by Tenant of the Abated Rent in the event of a default shall not limit or affect any of Landlord’s other rights, pursuant to the Lease or at law or in equity. During the Rent Abatement Period, only Base Rent shall be abated, and all other costs and charges specified in the Lease, including without limitation Expenses, shall remain as due and payable pursuant to the provisions of the Lease.

2.       RENEWAL OPTION.

A.       Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Renewal Option”) for one additional period of 5 years commencing on the day following the Termination Date of the initial Term and ending on the 5th anniversary of the Termination Date (the “Renewal Term”), if:

1.       Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 9 full calendar months prior to the expiration of the initial Term and not more than 12 full calendar months prior to the expiration of the initial Term; and

2.       Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.       No part of the Premises is sublet at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.       The Lease has not been assigned prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

B.       Terms Applicable to Premises During Renewal Term.

1.       The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Article 4 of the Lease.

Exhibit F - Page 1

2.       Tenant shall pay Expenses for the Premises during the Renewal Term in accordance with Article 4 of the Lease, and the manner and method in which Tenant reimburses Landlord for Expenses shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

C.       Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant shall be deemed to have provided Landlord with a Binding Notice. If Tenant provides, or is deemed to have provided, Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 45 days after the date on which Tenant provides Landlord with a Rejection Notice, Tenant’s Renewal Option shall be null and void and of no force and effect.

D.       Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after the later of (i) receipt of the Binding Notice or the date Tenant is deemed to have provided a Binding Notice, and (ii) the date the Prevailing Market is finally determined, and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

E.       Definition of Prevailing Market. For purposes of this Renewal Option, “Prevailing Market” shall mean the arm’s length fair market annual rental rate per rentable square foot under renewal amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Project and Similar Projects. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

F.       Subordination. Notwithstanding anything herein to the contrary, Tenant’s Renewal Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of the following tenants of the Project, and their successors and assigns: Cousineau, Van Bergen, McNee & Malone, PA, and MFRA, Inc.

Exhibit F - Page 2

3.       SIGNAGE.

Landlord, at Landlord’s sole cost using Project standard materials, methods and finishes, shall provide Tenant with Project standard directory and suite signage. Any subsequent change to such signage shall be made, at Tenant’s sole cost and expense, by Landlord at Landlord’s then current charges for such modification.

4.       PARKING.

Landlord shall make available to Tenant during the Term of the Lease parking spaces in the Project’s parking facilities at a ratio of 4.8 parking spaces per 1,000 rentable square feet of the Premises, from time to time. Notwithstanding the foregoing, such spaces shall not be applicable to Premises B until such time, if at all, that Tenant exercises its Conversion Option under Section 6 of this Exhibit. Therefore, as of the Commencement Date, Tenant shall be afforded 25 parking spaces, and if Tenant exercises its Conversion Option, such spaces shall be increased to 34 parking spaces. All such parking spaces shall be subject to the Project reasonable rules and regulations relating thereto. Such parking spaces shall be unreserved spaces and available for to Tenant’s partners and employees on a first-come, first served basis.

5.       TERMINATION OPTION.

A.       Tenant shall have the right to accelerate the Termination Date (“Early Termination Option”) of the Lease, with respect to the entire Premises only, to the last day of the 60th full calendar month of the Term (the “Accelerated Termination Date”), if:

1.       Tenant is not in default under the Lease at the date Tenant provides Landlord with an Early Termination Notice (hereinafter defined); and

2.       No part of the Premises is sublet for a term extending past the Accelerated Termination Date; and

3.       The Lease has not been assigned by Tenant; and

4.       Landlord receives notice of early termination (“Early Termination Notice”) no later than the last day of the 51st full calendar month of the Term;

5.       Tenant has not exercised its Renewal Option under Section 2 above; and

6.       Landlord is unable to provide additional space within the Project to meet Tenant’s expansion needs. Landlord shall be deemed to have such additional space if it has, or will have, space available on any floor of the Project that is approximately the same size as the space Tenant desires to expand into within 6 months of the proposed commencement of such expansion.

Exhibit F - Page 3

B.       If Tenant exercises its Early Termination Option, Tenant, simultaneously with delivery of the Early Termination Notice, shall pay to Landlord an amount equal to the sum of (a) two (2) multiplied by the monthly Base Rent due for the month after the month in which the Accelerated Termination Date is contained, plus (b) the unamortized portion of any concessions, commissions, allowances, legal fees, or other expenses incurred by Landlord in connection with the Lease (collectively, the “Early Termination Fee”) as a fee in connection with the acceleration of the Termination Date and not as a penalty, provided that the Early Termination Fee shall be increased by an amount equal to the unamortized portion of any concessions, commissions, allowances, legal fees, and other expenses incurred by Landlord in connection with any additional space leased by Tenant (or in connection with any exercise of Tenant’s Conversion Option) that is subject to acceleration hereunder. Tenant shall remain liable for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Termination Date even though billings for such may occur subsequent to the Accelerated Termination Date. The “unamortized portion” of any of the foregoing shall be determined using an interest rate of 8% per annum, and shall be deemed to be fully amortized on the last day of the 89th full calendar month of the Term of the Lease.

C.       If Tenant, subsequent to providing Landlord with an Early Termination Notice, defaults in any of the provisions of the Lease (including, without limitation, failure to pay the Early Termination Fee due hereunder), Landlord, at its option, may (i) declare Tenant’s exercise of the Early Termination Option to be null and void, and any Early Termination Fee paid to Landlord shall be returned to Tenant, after first applying such Early Termination Fee against any past due Rent under the Lease, or (ii) continue to honor Tenant’s exercise of its Early Termination Option, in which case Tenant shall remain liable for the payment of the Early Termination Fee and for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Termination Date even though billings for such may occur subsequent to the Accelerated Termination Date.

D.       As of the date Tenant provides Landlord with an Early Termination Notice, any unexercised rights or options of Tenant to renew the Term of the Lease or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

6.       CONVERSION OPTION.

As of the Commencement Date Tenant intends to utilize Premises B for storage, only, and the rental rates and other provisions relating to Premises B set forth in the Lease reflect such use. However, from and after the date that Tenant commences the conduct of business from any portion of Premises B (the “Conversion Date”), Tenant shall be deemed to have exercised its “Conversion Option”, whether or not Tenant provides Landlord written notice of such exercise. On the Conversion Date the Base Rent rate per rentable square foot of Premises B shall increase so that it is the same Base Rent rate per rentable square foot of Premises A on such date, and the Base Rent rate for Premises B shall increase at such times and in such amount as Base Rent for Premises A increases so that the Base Rent rate per rentable square foot for Premises B shall always be the same as the Base Rent rate per rentable square foot of Premises A. So long as Tenant provides Landlord with at least 6 months’ prior written notice of its exercise of the Conversion Option, Tenant shall be entitled to receive an improvement allowance (the “Premises B Allowance”) per rentable square foot of Premises B in an amount determined by multiplying $0.463 by the number of full calendar months remaining in the Term on the Conversion Date, to be applied to the cost of performing initial improvements in Premises B made by Tenant pursuant to the Alterations provisions of the Lease (the “Premises B Work”). For example, if there are 40 full calendar months remaining in the Term on the Conversion Date, Tenant shall be entitled to receive a Work Allowance of $17.48 per rentable square foot of Premises B ($0.463 x 40 = $18.52). All Premises B Work shall be performed in accordance with the Alterations provisions of the Lease, and the Premises B Allowance shall be shall be disbursed as follows: Upon completion of the Premises B Work, and prior to disbursement of the Work Allowance, Tenant shall furnish Landlord with: (i) general contractor and architectural completion affidavits, (ii) full and final waivers of lien, (iii) receipted bills covering all labor and materials expended and used, (d) as-built plans of the Premises B Work and (e) the certification of Tenant and its architect that the Premises B Work has been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable codes and ordinances. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Premises B Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. The Premises B Allowance may only be used for the cost of labor, material and contractors fees for the Premises B Work and the cost of preparing plans and drawings in connection therewith. In no event shall the Premises B Allowance be used for the purchase of equipment, furniture and other items of personal property of Tenant.

Exhibit F - Page 4

EXHIBIT G

INTENTIONALLY DELETED

Exhibit G